Exhibit 99.1

APAC Customer Service, Inc.	APAC	Q3 2010 Earnings Call	Nov. 10, 2010
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•	MANAGEMENT DISCUSSION SECTION

Operator: Good morning and welcome to APAC’s Third Quarter 2010 Earnings Conference Call and Webcast. This call is being recorded.

At this time, I would like to turn the conference over to Ms. Jody Burfening of LHA. Please go ahead ma’am.
Jody Burfening, Investor Relations, Lippert/Heilshorn & Associates
Thank you, Mimi. Good morning and thank you everyone for joining us for the third quarter 2010 conference call for APAC Customer Services. The company issued a press release yesterday afternoon containing financial results for the third quarter of 2010. This press release is available on APAC’s website as well as on various financial websites. Company representatives on today’s call are Kevin Keleghan, President and Chief Executive Officer and Andrew Szafran Senior Vice President and Chief Financial Officer.

For opening the call, I’d like to remind you that statements about future operating and financial results are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to various risks and uncertainties and other factors that could cause the company’s actual results to differ materially. Yesterday’s earnings release and the Company’s Annual Report on Form 10-K for fiscal year ended January 3, 2010 and its Quarterly Reports on Form 10-Q for the fiscal quarters ended April 4, July 4 and October 3, 2010 discuss some of these factors.

The company’s forward-looking statements speaks only as of today’s date. To supplement the company’s consolidated financial statements APAC uses certain measures to find its non-GAAP financial measures by the SEC. EBITDA and adjusted EBITDA a reconciliation of these results to GAAP is attached to yesterday’s earnings release and additional information can be found in APAC’s Annual Report on Form 10-K for the fiscal year ended January 3, 2010 and in the subsequent filings on Form 10-Q.

The company has posted a downloadable presentation to accompany the webcast in the Investor Relations section of its website at www.apaccustomerservices.com. The presentation can be viewed in the webcast section of the APAC’s IR website by clicking on the links shown under the title of today’s event. It will also be posted under Investor Relations after the call.

With that I would now like to turn the call over to Kevin. Good morning Kevin.
Kevin T. Keleghan, President and Chief Executive Officer
Good morning, Jody and thank you and I also want to thank everyone else for joining us on the third quarter conference call. Although this is only my second month as the CEO of APAC, I’m no stranger to the company having served on the Board for the prior year. Since joining as CEO, I’ve been spending as much time as possible trying to visit our key clients, visiting our call centers and while they’re spending as much time with the management team as possible. This validated observations that I made while I was on the Board that APAC has a very talented team that is focused on exceeding the expectations of our clients.

Our clients have told me that they hold us in very high regard as one of their most trusted partners. Specifically, they have told me what they like about APAC is our excellence in execution, our flexibility in customized solutions to meet their needs and the engagements at all levels of the company from the associate all the way up to the CEO. All of these differentiate us especially when compared to our largest competitors. They also shared what they’d like to see from us next in the future. They want to see an expansion of our global footprint and they want us to continue development of our complementary services that support our best-in-class call center management.
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APAC Customer Service, Inc.	APAC	Q3 2010 Earnings Call	Nov. 10, 2010
Company ▲	Ticker ▲	Event Type ▲	Date ▲
For the first initiative they’ve been very pleased with our expansion in the Philippines, our growing presence in the Dominican Republic and jointly exploring new delivery locations in locations like Latin America. As far as the second initiative, we’ve been piloting adjacent non-voice and back-office services with a number of new and existing clients. And although it’s early in our development cycle for these services, we feel very optimistic about growing these areas in the future.

As we noted in our press release, we had a strong quarter and have continued our trend for a good year. While we continue to expect revenue to be in the range of our original guidance of $320 to $330 million, we anticipate that it will be at the lower end of the range. Furthermore, we expect our full year EPS to be $0.41. This modification is chiefly being driven by the expenses associated with transitioning the CEO.

I am now going to turn the call over to Andrew Szafran, our Chief Financial Officer to provide additional detail on our results for the quarter. Following Andrew’s discussion, I will add some additional comments and then after that we will open it up to questions.

Andrew?
Andrew B. Szafran, Senior Vice President and Chief Financial Officer
Thank you, Kevin. We posted another solid quarter and I’d like to walk through the results. My discussion begins on page six of the presentation. Third quarter 2010 revenue of $76.9 million was up 12.5% from $68.4 million in the second quarter of 2009. As in the first half of this year our growth came both organically from existing clients, as well as from new clients signed up in the back half of last year, plus some revenue from new clients commenced earlier this year.

Gross profit in Q3 registered $14.85 million with a gross margin of 19.3%, compared to a gross profit of $14.2 million or 20.7% gross margin in the prior year’s quarter. Gross margins continued to pace a little lower than prior year, reflecting the increased cost of bringing new facilities online and the ramping up of new business.

Our operating expenses increased this quarter to $8.1 million from $7.5 million a year ago. Looking at our operating expenses as a percentage of revenues shows 10.6%, which is an improvement over the comparable 11% in Q3 of ‘09. I’d also like to point out a few specific charges included in this past quarter.

First, there was $1.27 million charge related to a severance payment for our former CEO. Secondly, within our operating expenses there was also a $262,000 expense item recorded for the acceleration of stock options also directly related to the CEO transition. Third charge, we reversed $550,000 of our legal settlement reserve based upon a lower opt-in rate by eligible participants. Adjusting for the CEO transition related impacts, plus removing the favorable legal reversal would yield operating expenses of $7.2 million for the third quarter or a percentage of revenue of 9.3%.

Our IBT was $7 million for Q3 compared to $6.7 million a year ago. As a percentage of sales, our IBT or pre-tax profit was 9.1% and at the low end of our expected operating range of 9% to 13%. Adjusting for the CEO transition related impacts improves our IBT to $8.5 million or 11.1% which is the mid-point of our expected operating range. Our results from operations yielded net income for the third quarter of $4.6 million or $0.085 per fully diluted share compared to net income of $6.6 million or $0.12 per fully diluted share in the third quarter of 2009. The impact of the CEO transition related charges on our EPS was $0.02. Also keep in mind that we recorded income tax expense in this quarter of $2.3 million versus $0.1 million last year.
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APAC Customer Service, Inc.	APAC	Q3 2010 Earnings Call	Nov. 10, 2010
Company ▲	Ticker ▲	Event Type ▲	Date ▲
Looking at our adjusted EBITDA we were up by $1.1 million at $10.7 million from $9.6 million in Q3 of ‘09. On a percentage of sales basis, adjusted EBITDA was 13.9% which again demonstrates APAC as one of the top performers in the industry. As I’ve mentioned in our earlier reviews this year, the company continued to invest in the business and generate positive cash flow during the quarter. We’ve spent $1.6 million in net capital expenditures related to new business and on our IT infrastructure versus $2.5 million in the third quarter of 2009. We also had $49.7 million of cash on hand versus $16.2 million a year ago and versus $45.4 million at the end of Q1 that’s an improvement of $33.5 million from a year ago and just over $4 million since last quarter.

Our DSO was 49 days for the quarter, which is on the high side of our expectation of running in the mid to high 40s. Regarding taxes our book effective tax rate for the quarter was 33.4%. Slightly favorable to the 34.5% we have been previously and we expect to be at 34.2% for the year. Cash taxes ran at a lower rate of 3.4% due to our NOL carryforward and other tax credits as we have also explained previously.

I’d like to quickly review how APAC has performed on a year-to-date basis which you’ll find on page seven of the accompanying PowerPoint.

Our top line was up 15.3%. Our gross margin was down 1.6% reflective of our growth. We generated net income of $16.5 million versus $24.9 million when we were not booking tax expense. Our IBT or pre-tax profit is 10.5% of sales as reported and 12% excluding the litigation settlement, the severance and options acceleration compared to our expected range of 9% to 13%. EPS on a diluted basis was $0.30 this includes the full impact of the litigation settlement and the CEO transition. Adjusted EBITDA of $37.6 million is at 15.7% return on sales. We also have a $33.5 million improvement in our cash position from a year ago and up $29 million since year-end.

So with my review of the numbers completed, I’ll now turn the call back over to Kevin.
Kevin T. Keleghan, President and Chief Executive Officer
Thank you, Andrew. On our last call Art DiBari partnered with Andrew to deliver on our results for the earnings call. I’d like to thank Art for the excellent job he did as Interim CEO and continues to do as our Chief Operating Officer.

During the last 2.5 years, Art’s leadership has contributed to an outstanding turnaround by focusing on the client, operations excellence and continuous improvement. So while we started this call talking about some of the new things that we are working on for areas of growth, I want you to rest assured that our primary focus remains on daily execution for our clients.

Personally, I have spent a significant portion of my career in operations with great companies. I was a senior operator at AT&T Universal Card when we won the Malcolm Baldrige National Quality award. I also had a similar role at GE Capital during the initial implementation of Six Sigma. I know firsthand that we will only grow with our clients and win new clients by continuing to deliver with excellence.

As you can see there is ongoing positive momentum at APAC, the Board is very pleased with the results for the third quarter and is very proud of how our team continues to perform despite the challenges present in the economy.

So at this point, we will open up the call for questions. Operator, please proceed.
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APAC Customer Service, Inc.	APAC	Q3 2010 Earnings Call	Nov. 10, 2010
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•	QUESTION AND ANSWER SECTION

Operator: [Operator Instructions] Our first question comes from Tim Wojs of Baird. Your line is open.

<Q — Timothy Wojs>: Yes, hi guys. And then welcome Kevin.

<A — Kevin Keleghan>: Thank you.

<Q — Timothy Wojs>: I guess, the first question, I know you’ve been with — in the CEO position for only a couple months now. But is there anything that you’ve noticed that you might like to change going forward? Or is it really just business as usual?

<A — Kevin Keleghan>: Well, I don’t think it’s ever business as usual, the mindset and the culture of the company is continuous improvement and it is for myself also. So clearly, I don’t see anything broken, but there’s always room for improvement. We’re clearly going to focus — continued focus on the client first, focusing on execution. Probably add some more quality principals to the organization because I think what’s critical to our client is consistency in performance and not seeing variation in performance.

So putting in some simple quality tools to make sure we continue to do that. And then clearly a lot of focus on the sales process and driving new logos into the company. I’d say a lot of the growth we’ve had over the last couple of years has been more with our existing clients to great performance. And although, we’ve had some very good success over the past year in delivering new logos to the company there’s still upside opportunity for us to do an even better job there.

<Q — Timothy Wojs>: Okay. And then I guess, just looking at — you’ve talked about expanding the global footprint and now it’s something that your clients were asking of you guys. I mean, is there any in terms of capacity, I mean, how comfortable are you with your current capacity? And where do you think you might need to start adding new synergies?

<A — Kevin Keleghan>: Well, we’re doing fine with the offshore capacity in the markets we are today. So we’ve continued to grow in the Philippines. We’ll continue to look for expanding capacity there, because there is a great deal of capacity there. We’ve had some initial success in Dominican Republic and especially for bilingual language and will continue; we have room for growth there.

What we’re looking at now are new markets, based on feedback from our clients that they want to grow with us in other markets. And Latin America does appeal to us quite a bit for a couple of reasons. First is the obvious bilingual capability; second, the cost structure; and then third, we’re also looking at markets where there is multilingual capabilities so that we can serve worldwide customers in other areas such as Europe. So we’re fine with capacity, we’re just looking at new markets.

<Q — Timothy Wojs>: Okay. And then, I guess, just on the revenue guidance. Were there any big drivers behind maybe moving towards the lower end of guidance, or is it generally just a little bit more softness in the broad base within the client base?

<A — Kevin Keleghan>: Yes, I’d say the principal thing that we’ve seen is a little bit slower ramps from some of the new logos that we’ve signed over the past year. I think we were probably a little optimistic with how fast those accounts would ramp, or were told that they’d ramp. So we’re — a couple of the logos we signed took a little bit longer through negotiation on boarding whatever than what we originally thought in the plan. But they are signed and delivered now, and then the ramps have been a little bit slower than we expected. But we’re very optimistic — we are out of the gate strong from a performance perspective with those clients. And we’re very optimistic for the long-term growth with those new clients.
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APAC Customer Service, Inc.	APAC	Q3 2010 Earnings Call	Nov. 10, 2010
Company ▲	Ticker ▲	Event Type ▲	Date ▲
<Q — Timothy Wojs>: Okay. And then just Andrew, a quick question on CapEx. What is your expectation for CapEx for the remainder of the year?

<A — Andrew Szafran>: I think, Tim, we’ll be between $12 and $14 million.

<Q — Timothy Wojs>: For the entire year?

<A — Andrew Szafran>: For the entire year.

<Q — Timothy Wojs>: Okay, cool. Well, thanks a lot.

Operator: Thank you. Our next question comes from Howard Smith of First Analysis. Your line is open.

<Q — Howard Smith>: Good morning; and Kevin, welcome as well from me.

<A — Kevin Keleghan>: Thank you, Howard.

<Q — Howard Smith>: Hello, Andrew. I have some follow-up questions, I guess, for the last call regarding revenue. Kind of at the lower end of the range — it’s a fairly wide range, but it implies somewhere between 1% and say 7% growth year-over-year in Q4. Kind of a deceleration from the double digit you’ve being seeing. And I’m curious as we look maybe even beyond that, what type of industry or company run rate do you feel is appropriate as a target in the medium term? And then I have a follow-up.

<A — Andrew Szafran>: Well, Howard, it really is dependent on exactly how we continue to ramp up in Q4, where we’re exactly going to fall out. I would say — the other thing is that we had a very strong Q4 last year, which is — it’s a tough comp for us. But in answer to your question, I would say that on a normalized basis we’re going to continue to push to be in the high-single to low-double digits growth.

<Q — Howard Smith>: Okay. And then it looks like in this quarter the communications vertical, year-over-year, saw some softness. And I’m curious if there’s any specific client programs, or would it be seasonality because it’s year-over-year, but maybe you could address that?

<A — Kevin Keleghan>: Yes, in general, I think there’s been some softness over the past year in the communications vertical. And I think a lot of our competition saw it before us. Clearly, with one or two of our larger clients, given our top-level performance, we were the last ones to kind of feel the pinch in the fall off of their volume. That being said, now that that’s pretty much behind us we are ramping with our clients and with our largest telecom clients in all call centers and feel good about the future potential in that sector going forward.

<Q — Howard Smith>: Okay. I’ll leave it there. I may get back in the queue. Thank you very much.

<A — Kevin Keleghan>: Okay.

Operator: Thank you. I’m showing our next question comes from Matt McCormack of BGB Securities. Your line is open.

<Q — Matthew McCormack>: Yes, hi. Good morning. Just going back to the fourth — the implied fourth quarter revenue guidance, Andy, you did mention that the fourth quarter of last year was very strong. It looked like it was up $17 million, sequentially. I mean was there any kind of bonus revenue or one-time project revenue that occurred in the fourth quarter of last year, or anything — why wouldn’t you expect that to happen in this fourth quarter?
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APAC Customer Service, Inc.	APAC	Q3 2010 Earnings Call	Nov. 10, 2010
Company ▲	Ticker ▲	Event Type ▲	Date ▲
<A — Andrew Szafran>: Well, the first part of your question is no. There is no special project or bonus revenue last year. I think it was just the culmination of strong ramping from the midpoint in the year into the end of year. So that’s the first part. And what was the second half of your question?

<Q — Matthew McCormack>: Sure. Just why — what’s different going into this fourth quarter than in the year-ago quarter?

<A — Andrew Szafran>: I don’t think there — I think it’s just the starting to the ending point. I would think that the revenues that we have, have stabilized on the business that we ran, that we won last year and ramped up. And some of the potential upside is going to be, how strong the holiday season is. And how much lift we get on the healthcare side.

<Q — Matthew McCormack>: Okay. And Kevin you just mentioned the strength that you’re expecting to see with your largest client. How much of that or is there any way to kind of quantify the benefit from possibly the client starting to offer the iPhone at the beginning of next year?

<A — Kevin Keleghan>: I don’t know if we can quantify it. I mean, clearly we’re growing with the client as they’re showing their forecast. And we expect to be in the mix as they grow next year. And that’s one of the reasons why we’ve been ramping up one of the things that we might get to the point where we run out of capacity in that clients’ call centers and might have to start discussing new markets with them if their growth comes through like they expect it to.

<Q — Matthew McCormack>: Okay. And then you had talked about complementary services and then in the month end you mentioned was non-voice services. Non-voice seems like that’s kind of not — it seems like most of your players are doing that in the industry. What other areas that APAC as an explorer do you think would be complementary to your client base?

<A — Kevin Keleghan>: Yes, great question. The bottom line there is highly related call center services like e-mail and chat that are highly complementary to the call center piece have been in place for quite some time.

What we’ve been getting more and more questions and inquiries about and people asking us to give them proposals on are other back office functions. Sometimes it’s difficult to define them explicitly because in each client it’s different, but it would be things like claims processing, like mailroom operations, back office functions, like image processing, fax processing, things of that nature.

So we’re getting more and more of a demand for that. We’ve clearly developed the expertise to deliver those capabilities, have hired people from the industry with those backgrounds to drive that for us. Our expectation was that most of that business would come from existing clients but we’ve actually been pleasantly surprised that a lot of it’s actually coming from brand new logos this year. So it’s a pleasant surprise is that the foot in the door was with back office operation with some new people instead of call center and then that could open up some new call center business.

<Q — Matthew McCormack>: Okay. And then the share buyback was announced I guess during the quarter and it looks that you bought back 160,000 shares out of the 5 million authorization. It seems small considering the large amount of cash on the balance sheet. Is that the kind of run rate we should expect or was it tabled because of the CEO transition? If you could just give us your thoughts on return on some of their capital to the shareholders?

<A — Andrew Szafran>: Hey, Matt, it’s Andrew. Great question. But yes, your latter proposition there is what happened. We had to set aside the program for a while we were working through the CEO transition and then once that was complete our trading window was closed. But the program is still in effect and we’re going to be executing on that based on market conditions.
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APAC Customer Service, Inc.	APAC	Q3 2010 Earnings Call	Nov. 10, 2010
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<Q — Matthew McCormack>: Okay. Thank you so much.

Operator: Thank you. Our next question comes from Robert Riggs of William Blair & Company. Your line is open

<Q — Robert Riggs>: Hi, thanks for taking my question. Just a quick follow-up on the use of cash. As you think about expanding into more back office processes any acquisition opportunities out there that you would consider?

<A — Kevin Keleghan>: Absolutely in the future. Clearly what we’re doing right now is going through our planning process for 2011 and longer-term, and identifying what are the right opportunities for us. Once again when I have a lot of conversations with our clients where do they give us permission to be? What they think that we could be very strong at and then you go through the build versus buy type of conversations. If it’s directly related to what we do, and we have the skills in-house I’m going to look to build before I buy, because it’s potentially cheaper. But clearly acquisitions in the future are something we’re going to consider strongly.

<Q — Robert Riggs>: Great. And then one quick follow-up, just in terms of the sales force, as you’re looking to do kind of more of that back office work. Is that a pretty easy sale for your existing sales force or are there any additions that you need to make there?

<A — Kevin Keleghan>: It is. The difficult part a lot of times is it happens through detective work. So what we’ve done a very good job of saying here are the types of services that we offer today and can offer in the future, as part of the sales pitch, and I mentioned a bunch of those services before.

The really good sales people are finding them through good detective work. They’re in with the client or they’re in with the prospect, talking about call center first and then asking them about their other business challenges, and what works for them what doesn’t work for them. And that’s how we’ve uncovered a couple of our opportunities in the past is by knowing our customer and looking to come at them with customized solutions.

<Q — Robert Riggs>: Thank you.

<A — Kevin Keleghan>: So, I think, the direct answer is do we have the sales people that can sell the service, yes.

<Q — Robert Riggs>: Okay. Thank you.

Operator: Thank you our next question comes from Michael Kim of Imperial Capital. Your line is open.

<Q — Michael Kim>: Hi. Good morning guys, just talking about third quarter again. How much of the growth was driven by new logos versus existing. And then also can you comment on the pricing environment, especially as you pursue more new logo clients. And adding other additional verticals.

<A — Andrew Szafran>: Hey, Michael, it’s Andrew. The split was mixed pretty balanced between both organic and new logo, realize that we calculate new logo as the first year of revenue with a new name. So balance between the two. And you want to comment on the pricing environment?

<A — Kevin Keleghan>: Yeah. I mean just as far as to follow up on Andrew’s comment. I mean it’s clearly anyone that we’ve booked last year in 2009, just the way we define it would be organic growth. So given the fact that new logos take a little while to ramp up, you’re always going to have a little bit heavier mix on the organic side and the people that you book this year are more growth for next year.
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APAC Customer Service, Inc.	APAC	Q3 2010 Earnings Call	Nov. 10, 2010
Company ▲	Ticker ▲	Event Type ▲	Date ▲
And then as far as pricing is concerned, we see it as still very competitive, but rational and reasonable. So we have to continually focus on our cost structure, and make sure that we’re competitive and maintaining the margins we have. But it’s competitive, but rational right now.

<Q — Michael Kim>: And as you pursue other verticals outside of, maybe some of your core areas that you have a lot of familiarity with. Are you finding the pricing environment similar to your existing vertical?

<A — Kevin Keleghan>: It really depends client-by-client. The fact of the matter is that I think a lot of our growth — future growth could potentially come out of healthcare and financial services. And depending on the service they’re going to be better than some of the verticals or clients that we have today. But it really comes down to client-by-client it’s hard to generalize for a whole vertical.

<Q — Michael Kim>: Okay. And then just going back to the fourth quarter implied guidance is there any change in pricing or the pricing environment that you’re anticipating this year versus last year or is it your sense that it should be fairly comparable?

<A — Kevin Keleghan>: I think it’s fairly comparable.

<Q — Michael Kim>: Okay. And then regarding the cash and looking at adding some of these adjacent non-voice services what level of leverage which we’re comfortable at given your fairly consistent EBITDA and cash flow generation it does seem like you could lever up on two, three times or more what level would you be comfortable with?

<A — Andrew Szafran>: You know we — Michael we could definitely lever up. We’ve got lots of borrowing capacity we have a lot of financial institutions that would love to lend to us for the right type of either acquisition deal or internal investments. But I mean certainly we could lever up to two times without feeling any pressure that said we have no plans to do so in the immediate future.

<Q — Michael Kim>: Okay. And then just lastly on the complementary services do you have a target or an objective in mind in terms of mix of voice versus non-voice services?

<A — Kevin Keleghan>: Yes sometimes it gets hard to define what those are because somebody could say that e-mail and chat which is the decent percent today is non-voice but we kind of throw it in the voice bucket since a lot of the same associates might perform the service. So we don’t have a mix goal right now once again we’re focused on the client first and if the client would rather focus on voice then we’ll go there. So we’re just trying to grow both as quickly as possible.

<Q — Michael Kim>: Okay. Great thank you very much.

Operator: Thank you. Our next question comes from David Cohen of Midwood Capital. Your line is open.

<Q>: Hi. You guys referenced — it’s hard to sort of discern in your numbers quarter-to-quarter is the amount of investment that you’re making in training and you see the decline in the gross margins the lowest gross margin for any quarter of the year but what’s not seen is effectively what capacity you’re building and what revenue you expect to support that investment and can you give us a sense of — effectively you made a short-term trade-off for some presumably growth over the next few quarters and maybe you can give us a sense of what that pay off looks like?
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APAC Customer Service, Inc.	APAC	Q3 2010 Earnings Call	Nov. 10, 2010
Company ▲	Ticker ▲	Event Type ▲	Date ▲
<A — Andrew Szafran>: It’s a good question Dave. We are always making those investment decisions and often the startup costs are something that we have to absorb in our gross profit. I think we’ve spoken before to the larger group about how the gross margins are going to fluctuate and this would be on the lower end which is indicative of making that type of investment in training and bringing on new business. So I think we’ve demonstrated in the past that we are smart about that we make good decisions and we see the benefits of that in terms of future growth, accretive EBITDA, accretive earnings. And I think what we’re asking is folks to continue to believe that we’re making the right decision in that regard.

<Q>: And with the fourth quarter, how would you characterize your expectation of similar investments in the fourth quarter more or less the same as you made in the third quarter?

<A — Andrew Szafran>: Less.

<Q>: Okay.

<A — Andrew Szafran>: We’re going to see more of the efforts bearing fruit in Q4 and into Q1.

<Q>: Okay. Do you have visibility on what kind of basically capacity — investments on our capacity that you need to make in Q1? Or is that still remains to be seen?

<A — Andrew Szafran>: Yeah, it’s not so much capacity this is on personnel.

<Q>: But so I mean not in terms of physical seats, but in terms of the people in those seats, that’s what I mean. Sorry, I mean, so personnel in that — the training investments, the P&L impact that you normally incur to bring these people onboard. Do you already have that sense of what the first quarter of next year looks like?

<A — Andrew Szafran>: Not really. I mean, where we’re going, if you’re asking in terms of our gross margin. We expect that to follow the pattern that we’ve had in the past where Q4 and Q1 are our stronger quarters and also stronger margin quarters.

<Q>: Okay. All right. Thanks guys

Operator: Thank you. Our next question comes from Josh Vogel of Sidoti & Company. Your line is open.

<Q — Josh Vogel>: Good morning. Thank you. I’m sorry I hopped on a couple minutes late, but I was just — with your guidance your EPS guidance for Q4 versus expectations you had three months ago. I’m just trying to get a sense of where the margin pressure is coming from, is this more on the cost of service line or SG&A and what’s driving that?

<A — Andrew Szafran>: Well, I think there’s a couple impact. First is, Josh, this is on a fully impacted EPS, which includes the legal settlement that we incurred earlier this year. The CEO transition and specifically in the quarter that was worth about $0.02 on our EPS. And when we gave our original guidance, it was a lot of it hinged upon exactly how much upside we’d be seeing in Q4 in terms of revenue. Earlier in the call we talked about how we’ve signed up a number of new logos that we feel very good about. And great opportunity going into next year, but that have ramped up more slowly than we would have expected earlier in the year. As so I think that’s what’s driving our slightly reduced outlook.

<Q — Josh Vogel>: Okay. Now I know you don’t give out capacity utilization metrics. But do you have any target utilization that you have for next year. How many base points you’re expecting to drive that current seats onboard?
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APAC Customer Service, Inc.	APAC	Q3 2010 Earnings Call	Nov. 10, 2010
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<A — Andrew Szafran>: Not really, I mean, we run pretty high utilization compared to I think the industry, which is evident in our EBITDA as a percentage of sales. And we will carefully add capacity along with new programs that we win.

<Q — Josh Vogel>: Okay.

<A — Andrew Szafran>: We’ve got a certain amount of capacity in our existing infrastructure, and we have new delivery locations in mind should we bring on additional wins.

<Q — Josh Vogel>: Okay. I guess, I was just trying to get a sense of if you’re busting at the seams here — where given current volume demands are you going to need to start building out a significant amount of seats in the near term?

<A — Andrew Szafran>: We’re not busting at the seams, but we’re running at a very nice capacity and we have locations in mind. And Kevin talked earlier about how we’re looking at other locations in Latin America. We have a good capacity in the Dominican. We’re looking elsewhere in the Philippines potentially and we’re looking also at a couple of domestic sites.

<Q — Josh Vogel>: Okay. Now I also just want to get a sense here on visibility on client volume demand, how often do you communicate with your clients and get their volume forecast and are you seeing any notable trends developing here?

<A — Kevin Keleghan>: It depends at the level and the clients, but somebody at APAC is probably talking to the client everyday, just about. As far as myself, my efforts have been to meet with as many of our clients as possible, especially the larger ones, and I’ve met with them all, either in person or on the phone. And I only do it on the phone when their calendar doesn’t allow. I’m more than willing to get on the plane and spend some time with them. And I’m sorry, what was the second part of your question?

<Q — Josh Vogel>: Are you seeing any notable trends with volume forecast from your clients? Are they starting to pick up a little bit or are they still — or are they stable quarter-over-quarter, month-to-month?

<A — Kevin Keleghan>: Clearly stable, and then, of course, it depends on the client. And we’re hearing some cautious optimism from a lot of the clients. So we’re hoping that they’re a little conservative with their forecast, which might cause some conservatism on ours.

<Q — Josh Vogel>: Okay.

<A — Kevin Keleghan>: But we hope that they exceed their volumes, so we can exceed ours.

<Q — Josh Vogel>: Okay. And then just lastly, what percent of your cash is located in the international operations?

<A — Andrew Szafran>: All our cash is, or virtually all our cash is here. We don’t have any trapped abroad, except for — there’s some statutory requirements that are local, but it really is de minimis.

<Q — Josh Vogel>: Okay, great. Thank you very much.

Operator: Thank you. [Operator Instructions] Our next question comes from Mark Cooper of Pacific Ridge Capital. Your line is open.

<Q — Mark Cooper>: Hi, good morning.

<A — Andrew Szafran>: Hey, Mark.
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<Q — Mark Cooper>: I have just a question about the — on the gross margin line, one of the things that’s not entirely clear to me is the sort of the pick up in the line item that you called other costs. It looks like that’s grown pretty substantially in the last several quarters, certainly off the trend line from a percentage of revenues. But you haven’t added any facilities or the secret has it been that dramatic sequentially. What drives that expenditure?

<A — Andrew Szafran>: Okay. Good question. That would be the, really personnel expense that’s non-agent but directly in our center. So things like workforce administration and regional management. And there’s no doubt that we invested in that personnel infrastructure to be a much larger company than we are today.

And part of that is to just ensure that we don’t stumble with any of the client ramps that we’re bringing on, so investing ahead of the curve as you would think. And then we intend to be able to leverage that as we grow into the future.

<Q — Mark Cooper>: Okay. And then, one of the questions somebody asked earlier to understand how you report organic growth versus new logos, just — it’s unclear. Was there any new business or new logos added this quarter compared to last quarter?

<A — Andrew Szafran>: Not material amounts of dollars in the results.

<Q — Mark Cooper>: So when you describe that kind of growth, those are year-over-year numbers. Is that correct?

<A — Andrew Szafran>: Year-over-year numbers, yes.

<Q — Mark Cooper>: Okay. All right. Thank you.

<A — Andrew Szafran>: Okay.

Operator: Thank you. I’m showing no further questions in the queue.
Kevin T. Keleghan, President and Chief Executive Officer
Okay. Well, thank you, operator. We’ll close once again by saying thanks to everyone for joining us this morning. APAC is a results-oriented company and we’re focused on delivering excellent service to our clients and great results for our shareholders.

We are especially grateful for the work our clients trust to us to perform and for the dedication of the people that comprise the APAC family. We thank you for your participation and interest. We look forward to our next call where we will be sharing the results for the fourth quarter and the full year.

Operator: Thank you. Ladies and gentlemen, this concludes the conference for today. You may all disconnect and have a wonderful day.
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